Exhibit 23.3

                           REZNICK FEDDER & SILVERMAN

                         Consent of Independent Auditors


         We consent to the reference to our firm under the caption "Experts" in the Boddie-Noell Properties, Inc. registration statement on Form S-3 (No. 333-________) and the related prospectus registering 186,282 shares of common stock. We also consent to the incorporation by reference therein of our reports dated January 29, 1997 and January 26, 1996 with respect to the financial statements of Woods Edge Apartments Limited Partnership at December 31, 1996 and 1995, and for the years then ended, incorporated by reference from the Boddie-Noell Properties, Inc. Current Report on Form 8-K dated July 27, 1998, as amended September 21, 1998.

                                              Reznick Fedder & Silverman


                                              /s/ Reznick Fedder & Silverman


Charlotte, North Carolina
May 27, 1999

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